Exhibit 99.1

FOR IMMEDIATE RELEASE

CommScope Announces First Quarter 2008 Results

•	Revenue more than doubles to $1 billion, reflecting Andrew acquisition
•	Net loss of $11 million, or $0.16 per share, reflects acquisition related costs
•	Adjusted operating income of $112 million, excluding special items
•	Adjusted EPS of $0.59, excluding special items
•	Generates strong first quarter cash flow from operations of $80 million
•	Reduces debt by $291 million

Hickory, NC (April 29, 2008) CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, reported revenue of $1.0 billion and a net loss of $11.0 million, or $0.16 per share, for the quarter ended March 31, 2008.

The reported net income includes after-tax charges of approximately $34.3 million for inventory-related purchase accounting adjustments, $18.5 million for the amortization of purchased intangibles, $2.8 million of cost related to debt reduction and $2.1 million for acquisition and restructuring costs.  Excluding these items, adjusted first quarter 2008 earnings were $46.7 million, or $0.59 per diluted share.  (A reconciliation of reported GAAP earnings and earnings per diluted share to adjusted results for the quarter is attached.)

For the first quarter of 2007, CommScope reported sales of $435.5 million and net income of $45.9 million, or $0.63 per diluted share.

“We are proud to deliver another excellent quarter as we have successfully begun the integration of CommScope and Andrew Corporation,” said CommScope Chairman and Chief Executive Officer Frank Drendel. “Cost synergies are ahead of schedule and our global wireless business performed very well, particularly in North America and in the Asia Pacific region.  We believe that our geographic diversity combined with the breadth of our industry-leading product portfolio helped us deliver strong results in the first quarter despite an uncertain North American economic environment.

“Global wireless growth and traffic, the ongoing proliferation of 3G mobile data devices, as well as bandwidth intensive applications in the enterprise and broadband markets continue to drive wireless and wireline telecommunications operators and enterprises to invest in their communications infrastructure.  As a leader in each of the markets we serve, we remain excited about the opportunities ahead.”

Sales Overview
As a result of the ongoing integration of the Andrew and CommScope operations, management determined that the company’s four reporting segments would be the Antenna, Cable and Cabinets Group (ACCG); Enterprise; Broadband; and Wireless Network Solutions (WNS).  These reporting segments align with the management reporting structure that was implemented following the Andrew acquisition.

Sales more than doubled on a year-over-year basis primarily as a result of the Andrew acquisition.  On a combined basis that includes Andrew’s actual sales for the first quarter of 2007, sales increased 7.1 percent.  This sales growth was primarily driven by increased spending by wireless operators and changes in foreign exchange rates of $31 million, somewhat offset by lower Broadband sales.  Excluding the impact of changes in foreign exchange rates and after adjusting for the January 2008 divestiture of the Satellite Communications (SatCom) product line and other items, sales growth was approximately 5 percent year over year.

Sales by Segment	Actual	Combined
	First	Fourth	First
($ in millions)	Quarter	Quarter	Quarter	% Change
	2008	2007	2007	YOY	Sequential
ACCG	$479.0	$439.9	$401.2	19.4%	8.9%
Enterprise	211.5	218.8	200.9	5.3%	-3.3%
Broadband	135.5	152.6	148.1	-8.5%	-11.2%
WNS	180.6	197.7	188.6	-4.2%	-8.6%
Inter-segment eliminations	(1.5)	(0.2)	(0.6)	n/a	n/a
Net Sales	$1,005.1	$1,008.8	$938.2	7.1%	-0.4%

Sales by Region	Actual	Combined
	First	Fourth	First
($ in millions)	Quarter	Quarter	Quarter	% Change
	2008	2007	2007	YOY	Sequential
United States	$504.4	$522.7	$488.7	3.2%	-3.5%
Europe, Middle East & Africa	274.5	269.0	252.5	8.7%	2.0%
Asia Pacific	150.7	124.4	128.5	17.3%	21.1%
Other Americas	75.5	92.7	68.5	10.2%	-18.6%
Subtotal International	$500.7	$486.1	$449.5	11.4%	3.0%
Net Sales	$1,005.1	$1,008.8	$938.2	7.1%	-0.4%

ACCG sales increased 19.4 percent year over year to $479.0 million as wireless operators continued to invest in expanding and upgrading their networks.  ACCG segment sales growth was strong in essentially all regions.  The company expects ongoing global capacity expansion by wireless operators in emerging markets and significant mobile data services growth in developed markets to provide wireless infrastructure opportunities over the long term.

Enterprise sales rose 5.3 percent year over year to $211.5 million.  Sales growth was primarily driven by higher international sales volumes.  Enterprises continued to invest in higher bandwidth solutions as employees work more collaboratively, data centers expand, legacy security networks migrate to an IP-based platform and buildings are configured with intelligent infrastructure.  The ratification of Category 6A standards, as well as electronics capable of delivering 10 Gb/s bandwidth over copper to the desktop, should support ongoing demand for the industry-leading SYSTIMAX® GigaSPEED X10D solution.  While North American Enterprise sales were essentially unchanged year over year, the Enterprise segment grew primarily due to sales growth in all other regions.

Broadband sales declined 8.5 percent year over year to $135.5 million, primarily due to the slowdown in outside plant construction in North America.  Broadband performance was negatively affected by lower sales volumes, a less favorable product mix and higher raw material and other costs.  CommScope continues to believe that competition between domestic multiple system operators (MSOs) and domestic wireline carriers should continue to drive investment by MSOs in their networks.

WNS sales decreased 4.2 percent year over year to $180.6 million.  WNS results include sales related to the SatCom product line, which was divested on January 31, 2008.   SatCom revenue was $8.6 million in January 2008 and was $30.7 million in the March 2007 quarter.  Excluding SatCom revenue, WNS revenue grew approximately 9 percent year over year.  The WNS segment was positively affected by wireless operator investment in existing networks and the deployment of new wireless networks in developing countries.

Customer orders booked in the first quarter of 2008 were $1.06 billion, up 10.2 percent from the year-ago quarter on a combined basis.

Operating Income
Operating income in the first quarter was $27.8 million.  Excluding purchase accounting adjustments, intangible amortization, acquisition related expenses and restructuring, first quarter adjusted operating income was $112.1 million.   Adjusted operating income, on a comparative basis, rose 24 percent year over year, primarily due to improved performance from the ACCG, Enterprise and WNS segments, somewhat offset by weaker Broadband performance. (A reconciliation to adjusted operating income for the quarters is attached.)

Other First Quarter Highlights
•	As a result of higher raw material costs, price increases were announced on selected cable products in the ACCG, Enterprise and Broadband segments.
•
Gross margin for the first quarter of 2008 was 21.5 percent and includes $52.8 million of purchase accounting adjustments related to inventory as well as $3.9 million of intangible amortization reflected in Cost of Sales.  Excluding these items, gross margin would have been 27.2 percent.

•	SG&A expense for the first quarter of 2008 was $128.0 million, or 12.7 percent of sales.
•	Total amortization of purchased intangible assets was $28.5 million (of which $3.9 million is reflected in Cost of Sales). The amortization relates primarily to the Andrew acquisition.
•	Total depreciation and amortization expense was $56.7 million for the first quarter of 2008, while capital spending in the quarter was $11.8 million.
•	Despite a significant increase in cash outlays for interest due to acquisition financing, net cash provided by operating activities rose substantially year over year to $80.2 million.
•
CommScope reduced debt by $291 million during the first quarter, which represented more than 10 percent of its total debt outstanding.  Substantially all of the Andrew 3¼ percent convertible senior subordinated notes were converted and holders received merger consideration (primarily cash) in the quarter.   CommScope also agreed to the conversion, into CommScope stock, of $50.5 million of its $250 million aggregate principal amount of 1 percent convertible senior subordinated notes during the quarter.  As a result of this conversion activity, the company recorded a $2.8 million pretax charge in other expense.

•
CommScope completed the sale of its SatCom business to Resilience Capital Partners in January 2008.  The former SatCom business is being operated as an independent company called ASC Signal Corporation.  CommScope owns a minority share (17.9 percent) of ASC Signal and provides certain transition support services to the new company.

Integration and Cost Reduction Activities
CommScope integration activities are ahead of schedule and the company remains confident that it can achieve or exceed its merger-related cost reduction targets.   The company also continues to review global operations in order to identify cost reduction opportunities and enhance its long-term competitive position.

The company recently announced that it plans to close its Jaguariuna, Brazil broadband facility.  The Jaguariuna facility, which employs approximately 200 people and produces broadband cable products, is expected to close by the end of September, with most equipment redeployed to other CommScope facilities.  These changes do not affect the company’s other Brazilian facility located in Sorocaba or the company’s ongoing commitment to providing Latin American customers with high-performance wireless, enterprise and broadband solutions.

Separately, CommScope Europe S.P.R.L. has notified its Works Council of its intention to discontinue production activities at its facility in Seneffe, Belgium.  A final decision on the proposed restructuring will be made after a consultation period with the Works Council.  The company also has notified employees of its intent to proceed with the closing of its Capriate, Italy facility, acquired as part of the Andrew acquisition.  Some Capriate activities will be centralized at the company’s Agrate, Italy site. Discussions are ongoing to finalize these and other consolidation plans.

As previously disclosed, and excluding one-time transition items, CommScope expects total merger-related savings of approximately $90 million to $100 million during calendar year 2009, of which approximately $50 million to $60 million are expected to be achieved in calendar year 2008.  The total cost savings are expected to come from a combination of procurement savings, rationalization of duplicate locations, streamlining overhead and integration of infrastructure, and building upon best practices in technology and manufacturing.  Transition cash costs associated with these initiatives are expected to total approximately $70 million to $80 million.

Outlook
CommScope management provided the following guidance for the second quarter of 2008 and reiterated its calendar year 2008 guidance:

Second Quarter 2008
•	Expected revenue of $1.05 billion to $1.09 billion
•
Adjusted operating income target of $135 million to $145 million, excluding restructuring and transition costs as well as purchase accounting adjustments related to the fair value write up of inventory and intangibles, which results in increased charges for inventory and amortization.

Calendar Year 2008
CommScope management reaffirmed its previous 2008 calendar year guidance:
•	Expected revenue of $4.1 billion to $4.3 billion
•
Adjusted operating income target of $525 million to $575 million, excluding restructuring and transition costs as well as purchase accounting adjustments related to the fair value write up of inventory and intangibles, which results in increased charges for inventory and amortization.  This operating income target assumes that the company will be able to successfully recover costs associated with rising raw material costs.

•	Expected tax rate of 34 percent to 36 percent on adjusted pretax income
•	Approximately 81 million weighted average fully diluted shares outstanding
•	More than $500 million of cash flow from operations expected
•	Expected capital expenditures of $80 million to $90 million
•	Significant cash restructuring and non-cash costs related to purchase accounting adjustments expected

“We are particularly proud of our execution in the first quarter while managing the significant task of integrating CommScope and Andrew,” said Executive Vice President and Chief Financial Officer Jearld Leonhardt. “We achieved key integration milestones and delivered solid financial performance, top-line growth and cash flow during the quarter.

“Looking ahead, North American economic conditions remain uncertain and volatile raw material costs remain a challenge.   However, we expect to see positive seasonal trends in the second quarter and believe we are in a strong position to achieve the previously announced 2008 targets for sales and adjusted operating income.   We have a strong global portfolio and continue to expect the ongoing, global demand for bandwidth to drive the need for infrastructure solutions.  We look forward to another successful year.”

Conference Call Information
CommScope plans to host a call today at 5:00 p.m. EDT to discuss first quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, chairman and CEO; Brian Garrett, president and COO; and Jearld Leonhardt, executive vice president and CFO.

To participate on the conference call, domestic and international callers should dial +1 (706) 679-4510.  Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will be available through a link on the “Events/Presentations” tab of the Investor Relations section of CommScope’s website at www.commscope.com.

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284 (US only) or +1 402-977-9140 (outside US) for the replay. The replay ID is 21381316 and it will be available through Tuesday, May 6. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope
CommScope (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks.  Through its Andrew® brand, it is a global leader in radio frequency subsystem solutions for wireless networks.  Through its SYSTIMAX® SolutionsTM and Uniprise® Solutions brands, it is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services.   CommScope is also the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications.  Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Forward Looking Statement
This press release contains forward-looking statements regarding, among other things, the announced global manufacturing changes, the  Andrew acquisition, business position, plans, outlook, integration, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. Statements made in the future tense, and statements using words such as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “designed to,” “foreseeable future,” “believe,” confident,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope, and therefore should be carefully considered. Factors that could cause actual results of CommScope to differ materially include, but are not limited to, continued economic weakness and uncertainties,  the challenges of achieving anticipated synergies related to manufacturing initiatives; delays or challenges related to removing, transporting or reinstalling equipment; the ability to retain qualified employees and existing business alliances;  customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; changes in cost and availability of key raw materials and the ability to recover these costs from customers through pricing actions; concentration of sales among a limited number of customers or distributors; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; achievement of cost reduction synergies expected from the acquisition of Andrew; significant international operations; ability to integrate the CommScope and Andrew businesses; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness as a result of the acquisition of Andrew; dependence upon key personnel; ability to integrate Andrew’s systems of internal control over financial reporting with ours; realignment of global manufacturing capacity; purchase accounting costs; protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of the TruePosition, Inc. litigations and regulatory changes affecting us or the industries we serve.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov.  In providing forward-looking statements, CommScope does not intend, and does not undertake any duty or obligation, to update these statements as a result of new information, future events or otherwise.

Investor Contact:	News Media Contact:
Philip Armstrong, CommScope	Rick Aspan, CommScope
+1 828-323-4848	+1 708-236-6568
publicrelations@commscope.com

CommScope, Inc.
Condensed Consolidated Statements of Operations
(Unaudited -- In thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Net sales	$1,005,094	$435,452
Operating costs and expenses:
Cost of sales	788,650	303,508
Selling, general and administrative	128,018	58,642
Research and development	35,965	7,869
Amortization of purchased intangible assets	24,552	1,040
Restructuring costs	132	729
Total operating costs and expenses	977,317	371,788
Operating income	27,777	63,664
Other income (expense), net	(6,757)	169
Interest expense	(39,579)	(1,977)
Interest income	5,183	4,580
Income (loss) before income taxes	(13,376)	66,436
Income tax (expense) benefit	2,327	(20,581)
Net income (loss)	$(11,049)	$45,855
Earnings (loss) per share:
Basic	$(0.16)	$0.76
Assuming dilution (a)	$(0.16)	$0.63
Weighted average shares outstanding:
Basic	67,430	60,247
Assuming dilution (a)	67,430	73,632
(a) Calculation of earnings (loss) per share, assuming dilution:
Net income (basic)	$(11,049)	$45,855
Convertible debt add-back (b)	-	629
Numerator (assuming dilution)	$(11,049)	$46,484
Weighted average shares (basic)	67,430	60,247
Dilutive effect of:
Stock options (c)	-	1,534
Restricted stock units and performance share units (c)	-	357
Convertible debt (b)(c)	-	11,494
Denominator (assuming dilution)	67,430	73,632

(b)
In March 2004, the Company issued $250 million of 1% convertible senior subordinated debentures, which are convertible into shares of common stock at a conversion rate of 45.9770 shares per $1,000 principal amount representing a conversion price of $21.75 per share. These debentures are convertible into shares of CommScope common stock under specific circumstances as described in the Company's Form 10-K for the year ended December 31, 2004. During the three months ended March 31, 2008, $50.5 million of these convertible debentures were converted into 2.4 million shares of common stock.

(c)
The calculation of diluted earnings per share for the three months ended March 31, 2008 excludes the dilutive effect of 1.1 million stock options, 0.6 million restricted stock units and performance share units, and 11.5 million convertible debentures because their inclusion would have decreased the loss per share. Options to purchase approximately 0.8 million and 0.5 million common shares were excluded from the computation of earnings (loss) per share, assuming dilution, for the three months ended March 31, 2008 and March 31, 2007, respectively, because they would have been antidilutive.

See notes to condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.
Condensed Consolidated Balance Sheets
(Unaudited -- In thousands, except share amounts)

	March 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$459,251	$649,451
Accounts receivable, less allowance for doubtful accounts of $20,891 and $22,154, respectively	764,267	793,366
Inventories	516,582	548,360
Prepaid expenses and other current assets	106,285	133,737
Deferred income taxes	148,871	106,476
Total current assets	1,995,256	2,231,390
Property, plant and equipment, net	523,395	525,305
Goodwill	1,306,485	1,211,214
Other intangibles, net	1,007,995	1,042,765
Other assets	74,290	95,897
Total Assets	$4,907,421	$5,106,571

Liabilities and Stockholders' Equity
Accounts payable	$367,540	$350,615
Other accrued liabilities	309,486	399,944
Current portion of long-term debt	217,288	247,662
Total current liabilities	894,314	998,221
Long-term debt	2,088,013	2,348,157
Deferred income taxes	334,701	268,647
Pension and postretirement benefit liabilities	101,655	108,275
Other noncurrent liabilities	136,410	103,263
Total Liabilities	3,555,093	3,826,563

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $.01 par value; Authorized shares: 20,000,000; Issued and outstanding shares: None at March 31, 2008 and December 31, 2007	—	—
Common stock, $.01 par value; Authorized shares: 300,000,000; Issued shares, including treasury stock: 80,004,700 at March 31, 2008 and 77,070,029 at December 31, 2007; Issued and outstanding shares: 69,804,700 at March 31, 2008 and 66,870,029 at December 31, 2007	800	770
Additional paid-in capital	939,085	856,452
Retained earnings	534,558	545,607
Accumulated other comprehensive income	23,420	22,714
Treasury stock, at cost: 10,200,000 shares at March 31, 2008 and December 31, 2007	(145,535)	(145,535)
Total Stockholders' Equity	1,352,328	1,280,008
Total Liabilities and Stockholders' Equity	$4,907,421	$5,106,571

CommScope, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited -- In thousands)

	Three Months Ended March 31,
	2008	2007
Operating Activities:
Net income (loss)	$(11,049)	$45,855
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	56,674	12,372
Equity-based compensation	4,596	2,641
Changes in assets and liabilities	29,933	(50,187)
Net cash provided by operating activities	80,154	10,681

Investing Activities:
Additions to property, plant and equipment	(11,820)	(4,077)
Net purchases of short-term investments	—	(11,214)
Proceeds from disposal of fixed assets	2,203	85
Proceeds from sale of product line	8,513	—
Acquisition of Andrew Corporation	(58,371)	—
Net cash used in investing activities	(59,475)	(15,206)

Financing Activities:
Principal payments on long-term debt	(221,410)	(3,250)
Proceeds from the issuance of shares under equity-based compensation plans	1,040	19,295
Tax benefit from the issuance of shares under equity-based compensation plans	420	8,893
Long-term financing costs	(246)	—
Net cash provided by (used in) financing activities	(220,196)	24,938

Effect of exchange rate changes on cash	9,317	231

Change in cash and cash equivalents	(190,200)	20,644
Cash and cash equivalents, beginning of period	649,451	276,042
Cash and cash equivalents, end of period	$459,251	$296,686

CommScope, Inc.
Sales and Operating Income by Reportable Segment
(Unaudited -- In millions)

	Actual		Combined(1)
	Thre Months Ended March 31,		Three Months Ended March 31,
	2008	2007	2007
Net Sales:
ACCG	$479.0	$87.1	$401.2
Enterprise	211.5	200.9	200.9
Broadband	135.5	148.1	148.1
WNS	180.6	-	188.6
Inter-segment eliminations	(1.5)	(0.6)	(0.6)
Net Sales	$1,005.1	$435.5	$938.2

Operating Income (Loss):
ACCG	$20.4	$12.6	$37.8
Enterprise	36.0	29.5	29.5
Broadband	3.3	21.6	21.6
WNS	(31.9)	-	(16.4)
Operating Income	$27.8	$63.7	$72.5

(1) Reflects the GAAP net sales and operating income, as separately reported by CommScope and Andrew, combined to reflect the segment reporting for 2008.

CommScope, Inc.
Reconciliation to Adjusted Operating Income
(Unaudited -- In millions)

	Three Months Ended March 31,
	2008	2007
	Consolidated	Combined
Operating Income (Consolidated/Combined)	$27.8	$72.5

Special items:
Amortization of purchased intangible assets	28.5	7.6
Purchase accounting adjustments related to inventory	52.8	-
Restructuring costs	0.1	1.4
Acquisition and one-time costs	2.9	-
Orland Park relocation & Joliet start-up costs	-	8.0
Other	-	0.6

Adjusted (non-GAAP) Operating Income	$112.1	$90.1

CommScope management believes that presenting operating income excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors' ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

CommScope, Inc.
Reconciliation of GAAP Measures to Adjusted Measures
(Unaudited -- In millions, except per share amounts)

	Three Months Ended March 31, 2008
	Operating Income	Net Income (Loss)	Diluted EPS(1)

As reported	$27.8	$(11.0)	$(0.16)
Special items:
Amortization of purchased intangible assets(2)	28.5	18.5	0.24
Purchase accounting adjustments related to inventory	52.8	34.3	0.44
Restructuring costs	0.1	0.2	0.00
Acquisition and one-time costs	2.9	1.9	0.03
Cost related to conversion of 1% debentures	-	2.8	0.04
As adjusted for special items	$112.1	$46.7	$0.59

(1)  As reported diluted EPS is based on basic weighted average shares outstanding. The EPS impact of the special items reflects weighted average diluted shares outstanding.
(2)  Includes $3.9 million of amortization included in Cost of Sales.

CommScope management believes that presenting operating income, earnings and diluted EPS information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors' ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.